Exhibit 99.6

CONSENT OF ROBERT A. STANGER & CO., INC.

We hereby consent to the reference in this Registration Statement on Form S-4 of our September 30, 2011 appraisal of the Corporate Property Associates 15 Incorporated real estate portfolio which is addressed to Corporate Property Associates 15 Incorporated and to all references to our firm in such joint proxy statement/prospectus.

ROBERT A. STANGER & CO., INC.

By:	/s/ Robert A. Stanger & Co., Inc.
Robert A. Stanger & Co., Inc.

Dated: March 23, 2012